Exhibit 10.13

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) made as of this 1st day of August, 2013 between the University of North Texas Health Science Center at Fort Worth, a state institution of higher education, hereinafter referred to as “Landlord”, and ZS Pharma, Inc. having a business address at 508 Wrangler Drive, Suite 100 Coppell, Texas 75019, hereinafter referred to as “Tenant”.

WHEREAS, Tenant is a participant in UNTHSC’s Acceleration Lab Technology Commercialization Program and desires to lease certain space from Landlord, all as hereinafter set forth;

WHEREAS, Landlord has agreed to do so under the terms and conditions hereinafter set forth; and

WHEREAS, Landlord’s obligations to Tenant are set out in this Lease, and Tenant does not have any additional rights to the Premises which are not expressly set forth herein.

NOW THEREFORE, the parties hereto mutually covenant and agree as follows:

1.	Premises Description

Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, that certain space which is situated on the 2nd floor of the Center for BioHealth building located at 3400 Camp Bowie Blvd., Fort Worth, Texas, and described as laboratory space in room number 203 (large lab) which will be assigned to the Tenant, hereinafter referred to as “Premises”.

2.	Term and Termination

The term of this Lease shall be for twelve (12) months commencing on August 1, 2013 (“Effective Date”) and ending on July 31, 2014 (“Term”).

Either party may terminate this Lease at its option, without cause or penalty, by giving the other party thirty (30) days’ prior written notice of termination. In the event of notice of early termination, Tenant must vacate and surrender the Premises to Landlord when or before the 30 day period expires.

If Tenant ceases to be a participant in UNTHSC’s Acceleration Lab Technology Commercialization Program, Landlord may terminate this Lease immediately upon written notice to Tenant and upon receipt of such notice Tenant must vacate and surrender the Premises to Landlord.

3.	Rent

Tenant agrees to and shall pay to Landlord, as rent for the Premises, in equal quarterly installments of $1,500 each in advance on the first day of each quarter commencing on the Effective Date.

The Tenant shall ensure all quarterly installments, as detailed above, are submitted within the time frame noted to the following payment address:

University of North Texas Health Science Center at Fort Worth

3500 Camp Bowie Blvd., CBH-207

Fort Worth, Texas 76107-2699

Attn: Technology Transfer & Commercialization Office

4.	Use

Tenant shall use and occupy the Premises for the purpose of a research lab and/or office space and for no other purposes except those authorized in writing by Landlord, which authority shall not be unreasonably withheld, delayed or conditioned provided that such purposes are related to the research lab and office space and in conformity with Landlord’s campus operations.

In the event Tenant fails to use the Premises as a research lab or office space or such other related purpose, as approved by the Landlord for a period of thirty (30) days, then this event of the non-use of the Premises will be deemed to be a material default and this Lease may be terminated pursuant to Section 16 herein.

Tenant has and will maintain any and all licenses and/or permits necessary to use and occupy the Premises for the purposes indicated herein, and Tenant shall comply with all applicable laws and regulations and all applicable Landlord policies and procedures in Tenant’s use of and activities on the Premises.

5.	Utilities and Taxes

Landlord shall pay all charges for custodial, maintenance, water, electricity and gas furnished to the Premises. Tenant shall be responsible for all other utility services provided to the Premises, including long distance telephone charges, unless otherwise agreed to by the parties.

The Tenant shall be responsible for all real estate and/or property taxes, or payments in lieu thereof, arising from the Tenant’s use of the Premises pursuant to this Lease and all special assessments levied against and/or attributable to the Premises during the period of this Lease as they shall become due. Tenant shall further pay all taxes, assessments and changes that may be assessed and levied upon any improvements erected on the Premises by Tenant as they shall become due.

6.	Alterations, Additions, Installations and Removal Thereof

Tenant may, at its own expense, either at the Effective Date of or during the term of this Lease, make such alterations in and/or additions to the Premises as may be necessary to fit the same for its business, upon first obtaining the written approval of Landlord as to the materials to be used and the manner of making such alterations and/or additions. Landlord covenants not to unreasonably withhold, condition or delay its prior written approval of alterations and/or additions proposed to be made by Tenant. At any time prior to the expiration or earlier termination of this Lease, Tenant may remove any or all such alterations, additions or installations in such a manner as will not substantially injure the Premises, or the portion or portions affected by such removal, ordinary wear and tear, damage or destruction by fire, flood, storm, civil commotion, or other unavoidable cause excepted. All alterations, additions, or installations not so removed by Tenant shall become the property of Landlord without liability on Landlord’s part to pay for the same. Tenant shall consult with Landlord prior to removing any alterations, additions or installations to ensure that such removal will not substantially injure the Premises, and said removal shall not take place until the parties are in agreement regarding the method and manner of removal.

All alterations, additions, or installations not so removed by Tenant prior to the termination of the Lease shall become the property of Landlord without liability on Landlord’s part to pay for the same.

7.	Trade Fixtures, Personal Property

All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease provided Tenant is not in default hereunder, and provided further that Tenant shall repair any damage caused by such removal. All business and trade fixtures, machinery and equipment, furniture and movable partitions not so removed by Tenant prior to the termination of the Lease shall become the property of Landlord without liability on Landlord’s part to pay for the same.

8.	Maintenance and Repair

Except as hereinafter provided, Tenant shall maintain and keep the interior of the Premises in good repair, free of refuse and rubbish and shall return the same at the expiration or termination of this Lease in as good condition as received by Tenant, ordinary wear and tear, damage or destruction by fire, flood, storm, civil commotion or other unavoidable causes excepted; provided, however, that if alterations, additions and/or installations shall have been made by Tenant as provided for in this Lease, Tenant shall not be required to restore the Premises to the condition in which they were prior to such alterations, additions and/or installations except as hereinafter provided.

Landlord shall be responsible for maintaining and providing all maintenance and custodial services for the interior space within their leased spaces within the building, consistent with Landlord’s policies and procedures.

Landlord shall, without expense to Tenant, maintain and make all necessary repairs to the foundations, structure, load bearing walls, roof, gutters, downspouts, elevators, water mains, gas and sewer lines, sidewalks, private roadways, landscape, parking areas (except as provided in Section 27 herein), common areas, and loading docks, if any, on or appurtenant to the Premises.

9.	Common Areas

In addition to the parking areas, as designated in Section 27, the interior lobby and hallways are accessible to the Tenant.

10.	Indemnity

Tenant agrees to indemnify and hold Landlord, its Regents, employees, and agents harmless against all claims, demands, costs and expenses, including reasonable attorney’s fees for the defense thereof, arising from Tenant’s conduct, occupancy or management of Tenant’s business, its use of the Premises, from construction of improvements by Tenant, from any breach on the part of the Tenant of any conditions of this Lease, or from any negligence of Tenant, its agents, servants, contractors or employees in or about the Premises. Notwithstanding anything to the contrary contained herein, the foregoing provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries caused by any negligence or intentional misconduct of Landlord, its agents, servants, contractors or employees. In case of any action or proceeding brought against Landlord by reason of such claim as is described in the initial sentence of this Paragraph 10, Tenant, upon notice from Landlord, covenants to defend such action or proceeding by counsel reasonably acceptable to Landlord subject to the statutory duties of the Texas Attorney General.

11.	Insurance

Landlord covenants and agrees that throughout the term of this Lease it will insure or self-insure the Building and the Building improvements (excluding any property with respect to which tenants are obligated to insure) through its self-insurance program with the State of Texas subject to the limits of the Texas Tort Claims Act.

Tenant covenants and agrees that throughout the term of this Lease it will insure its Premises and improvements against damage by fire including extended coverage, vandalism and malicious mischief and comprehensive general liability insurance with limits of at least $1,000,000/$2,000,000 for bodily injury and property damage. Tenant shall provide Landlord with certificates evidencing the aforesaid insurance coverage upon request and all the said policies shall name Tenant as insured party and Landlord as an additional insured party. Said policies shall also provide that the insurer shall endeavor to provide thirty (30) days’ written notice to Landlord prior to suspension, termination cancellation, or modification.

12.	Compliance with Laws

Tenant acknowledges that no trade or occupation shall be conducted in the Premises or use made thereof which is not in accordance with the purpose indicated in Section 4 or which will be unlawful, improper, excessively noisy or offensive, or contrary to any law or any municipal by-law or ordinance in force in the state, city or town in which the Premises are situated. Tenant shall comply with all applicable Landlord policies and procedures.

A. Tenant shall give prompt notice to Landlord of any written notice it receives of the violation of any law or requirement of public authority, and at its own expense shall comply with all laws and requirements of public authorities which shall, with respect to the Premises or Tenant’s use and occupation thereof, or the abatement of any nuisance, impose any obligation, order or duty on Landlord or Tenant arising from (i) Tenant’s use of the Premises, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property, (iii) any cause or condition created by or at the instance of Tenant, other than by Landlord’s performance of any work for or on behalf of Tenant, or (iv) breach of obligations of Tenant under this Lease. Tenant, however, shall not be so required to make any structural or other substantial change in the Premises. Furthermore, Tenant need not comply with any such law or requirement of public authority so long as Tenant shall be contesting the validity thereof or the applicability thereof to the Premises, in accordance with subdivision C of this paragraph.

B. Landlord, at its expense, shall comply with such other laws and requirements of public authority as shall affect the Premises (except those arising out of Tenant’s preparation of the Premises for its use), but may similarly contest the same subject to conditions reciprocal to section (i) and (ii) of subdivision C of this section.

C. Tenant may, at its expense (and if necessary in the name of, but without expense to, Landlord) contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of public authority and Landlord shall cooperate with Tenant in such proceedings, provided that:

Landlord shall not be subject to any fine or criminal penalty or to prosecution for a crime nor shall the Premises or any part thereof be subject to being condemned or vacated, by reason of noncompliance or otherwise by reason of such contest.

ii.	Indemnification. Tenant shall defend, indemnify, and hold harmless the Landlord its Regents, employees and agents against all liability, loss or damage that Landlord shall suffer by reason of such noncompliance or contest, including reasonable attorney’s fees and other expenses reasonably incurred by Landlord. Tenant shall keep Landlord advised as to the status of such proceedings.

13.	Signs

Tenant, in accordance with Section 12, shall have the right to erect, affix or display on the interior walls, interior doors, or interior windows of the Building or the Premises, such signs or sign advertising its business as Tenant may consider necessary or desirable, subject to the consent of and written approval of the Landlord, whose consent shall not be unreasonably withheld, conditioned or delayed.

14.	Casualty Loss

In the event that the Premises are damaged by fire or other casualty, Landlord shall forthwith proceed to repair and restore the Premises to the end that space of the same size and utility are available as expeditiously as possible. Tenant’s rent shall be abated in just proportion during the period of impaired use of the Premises. If more than fifty percent (50%) of the inside space of the Building or the Premises is so damaged, either Landlord or Tenant may cancel this Lease on thirty (30) days written notice to the other party and rent shall be apportioned as of the date of the casualty. If a registered engineer or architect jointly acceptable to Landlord and Tenant shall notify them in writing within thirty (30) days after such fire or casualty that, in his opinion, the damage to the Premises cannot be repaired so as to substantially restore the Premises to their former condition within ninety (90) days after such fire or casualty, or if the Premises are in fact not restored to substantially the same condition as prior to such fire or casualty within ninety (90) days after such occurrence, then this Lease may be terminated by either Landlord or Tenant upon written notice to the other party, and rent shall be apportioned as of the termination date. The rights of cancellation and termination afforded to the parties by this Paragraph 14 shall not be affected or extended by reason of the happening of any event described in Paragraph 21.

15.	Condemnation

In the event the Premises shall be taken for public use by the city, state, federal government, public authority or other corporation having the power of eminent domain, then this Lease shall terminate as of the date on which possession thereof shall be taken for such public use or, at the option of Tenant, as of the date on which the Premises shall become unsuitable for Tenant’s regular business by reason of such taking; provided, however, that if only a part (less than 20%) of the Premises shall be so taken, such termination shall be at the option of Tenant only. If such a taking of only a part of the Premises occurs, and Tenant elects not to terminate this Lease, there shall be a proportionate reduction of the rent to be paid under this Lease from and after the date such possession is taken for public use. Tenant shall not have the right to participate, directly or indirectly, in any award for such public taking on account of such public taking.

16.	Default

In the event that either of the parties hereto shall fail to perform any covenant required to be performed by such party under the terms and provisions of this Lease, including Tenant’s covenant to pay rent, and such failure shall continue un-remedied or uncorrected for a period of fifteen (15) days or such additional time as is reasonably required to correct any such default after the service of written notice upon such party by the other party hereto, specifying such failure, this Lease may be terminated, at the option of the party serving such notice, at the expiration of such fifteen (15) day period; provided, however, that such termination shall not relieve the party so failing from liability to the other party for such damages as may be suffered by reason of such failure.

17.	Landlord’s Right to Enter Premises

Tenant shall permit Landlord or its agent to enter at all reasonable times and upon reasonable notice (and in case of emergency at any time) to make such alterations or repairs therein as may be necessary for the safety or the preservation thereof, or for any other reasonable purposes. Tenant shall also permit Landlord or its agents, on or after sixty (60) days preceding the expiration of the term of this Lease, to show the Premises to prospective tenants at reasonable times, and to place notices on the front of said Premises, or on any part thereof, offering the Premises for lease or for sale.

18.	Assignment, Subletting

Tenant shall not assign this Lease or sublet the whole or any part of the Premises without the prior written consent of Landlord. In the event of any such assignment, Tenant shall deliver to Landlord within a reasonable time thereafter, a written agreement (with a copy of the Lease attached and incorporated therein) from the assignee agreeing with Landlord to perform all of the terms, covenants, and conditions of Tenant contained in this Lease.

19.	Holding Over

If Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof after the expiration of the term of this Lease without any agreement in writing between the Landlord and Tenant with respect thereto, the person remaining in possession shall be deemed a month-to-month tenant subject to all terms and conditions of this lease, except that the rental rate shall be equal to one hundred and twenty-five percent (125%) of the rent in effect upon the date of such expiration or termination until the tenancy is terminated in a manner provided by law.

20.	Estoppel Certificates

Upon not less than thirty (30) days prior written request, either Landlord or Tenant agrees, in favor of the other, to execute, acknowledge and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications that the same are in full force and effect as modified and stating the modifications), the dates to which rent and other charges required under this Lease have been paid, and any other information reasonably requested. Any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser, mortgagee or lending source.

21.	Acts Of Nature

In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of Nature, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, unusual government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or “a reasonable time”, and such time shall be deemed to be extended by the period of such delay. The provisions of this Paragraph 21 shall not be applied, however, to affect other party’s right to terminate this Lease under Paragraphs 2, 14 and 22.

22.	Quiet Enjoyment

Landlord agrees that if Tenant pays the rent and performs and observes the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term of this Lease and any extensions thereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease and any instruments having a prior lien. Tenant shall have the right to terminate this Lease by notice to Landlord for breach of any covenant contained in this Paragraph.

23.	Notice

Whenever in this Lease it is provided that notice shall or may be given to or served upon either of the parties by the other, and whenever either of the parties shall desire to give or serve upon the other any notice with respect to this Lease or the Premises, each such notice shall be in writing and any law or statute to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or serviced as follows:

i.	If given or served by Landlord, by mailing the same to Tenant by registered or certified mail, return receipt requested, addressed to Tenant at:

Mark Nuttall

VP, Quality Assurance & Regulatory Compliance

ZS Pharma, Inc.

508 Wrangler Drive, Suite 100

Coppell, Texas 75019

ii.	If given or served by Tenant, by mailing the same to Landlord by registered or certified mail, return receipt requested, addressed to Landlord at: University of North Texas Health Science Center at Fort Worth, 3500 Camp Bowie Blvd., Fort Worth Texas, 76107, Attn: Robert McClain, Ph.D., Associate Vice President for Technology Transfer & Commercialization or such other address as Landlord may from time to time designate by notice given to Tenant.

24.	Self-Help

If Tenant shall default in the performance or observance of any agreement or condition in this Lease contained on its part to be performed or observed, other than an obligation to pay money, and shall not cure such default as provided herein, Landlord may after written notice to Tenant, at its option, without waiving any claim for damages for breach of this Lease, at any time thereafter, cure such default for the account of Tenant and any amount paid or any liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant agrees to promptly reimburse Landlord thereafter and save Landlord its Regents, employees, and agents harmless therefrom.

25.	Contingencies

In the event that applicable zoning laws or regulations prohibit Tenant from conducting its business as described herein, this Lease shall terminate and neither party shall have any further obligation to the other party hereunder.

26.	Environmental Regulations. Tenant will not permit any Hazardous Substance to be used, stored, generated or disposed of on, in or about, or transported to or from, the Premises, by Tenant, Tenant’s agents, employees, contractors, invitees, subtenants, or concessionaires without first obtaining Landlord’s written consent, which shall not unreasonably be withheld. If Landlord consents, all Hazardous Substances must be handled at Tenant’s sole cost and expense, in compliance with all applicable state, federal or local governmental requirements, using all necessary and appropriate precautions. Upon arrival of any approved quantity of Hazardous Materials on Premises, Tenant will immediately provide to Landlord material safety data sheets. If Tenant breaches these obligations, or if the presence of Hazardous Substances on, in or about the Space caused or permitted by Tenant results in contamination of any part of the Premises or Landlord’s surrounding property, or if contamination by Hazardous Substances otherwise occurs in a manner for which Tenant is legally liable, then Tenant will indemnify and hold harmless Landlord, from and against any and all claims, actions, damages, fines, judgments, penalties, costs, liabilities, losses and expenses (including, without limitation, any sums paid for settlement of claims, court costs, attorneys’ fees, consultant and expert fees) arising during or after the expiration or termination of this Agreement as a result of any breach or contamination. Without limitation, if Tenant causes or permits the presence of any Hazardous Substance on, in or about the Premises and this results in contamination of any part of the Premises, Tenant will promptly, at its sole cost and expense, take all necessary actions to return the Premises and any adjacent property to the condition existing prior to the presence of any Hazardous Substance; provided, however, Tenant shall first obtain Landlord’s approval for any such remedial action. “Hazardous Substance” means any substance regulated by any local government, the State of Texas or the United States government. “Hazardous Substance” includes any material or substances which are defined as “hazardous material,” “hazardous waste,” “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local government law. “Hazardous Substance” includes but is not restricted to asbestos, polychlorobiphenyls and petroleum. In the event Tenant brings such substances on the Premises, without Landlord’s written consent then Landlord may terminate this Agreement pursuant to Section 16 herein.

27.	Miscellaneous

The parties agree to reasonably cooperate with each other in the development of marketing initiatives to promote the relationship between the parties, including but not limited to: news media press releases, brochures and pamphlets, and open house events. Unless first approved in writing, any other use of Landlord’s name shall be limited to statements of fact and shall not imply endorsement by Landlord of Tenant’s products or services.

This Lease shall be governed by and construed in accordance with the laws of the State of Texas, and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Venue for any legal proceeding shall lie in a court of competent jurisdiction in Tarrant County.

There are no oral or written agreements between Landlord and Tenant affecting this Lease, and this Lease contains the entire agreement of the parties concerning the subject matter described herein.

This Lease supersedes any prior written or oral agreements between the parties concerning the subject matter described herein. This Lease may be amended only by instruments in writing executed by the duly authorized representatives of Landlord and Tenant.

The titles of the several paragraphs contained herein are for convenience only and shall not be considered in construing this Lease.

Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns and those claiming through or under them respectively.

Tenant shall have use of available parking garage adjacent to the Premises. Notwithstanding the foregoing, Landlord may reassign parking spaces during the term of this Lease at its sole discretion and Tenant is not entitled to any reserved parking. Tenant understands and agrees that others including UNTHSC staff and visitors will also have available use of said parking.

Tenant represents and certifies that it is not currently delinquent in the payment of any franchise taxes owed to the State of Texas and is in good standing with the State of Texas. Tenant further certifies that Tenant is not a child support obligator who is more than 30 days delinquent in paying child support. Lessee acknowledges that the Lease may be immediately terminated if this certification is inaccurate.

Tenant is fully informed concerning and is in full compliance with its obligations, if any, under the following: (1) Equal Employment Opportunities provisions of the Civil Rights Act of 1964, as amended; (2) Executive Order 11701, as amended; (3) Executive Order 11246, as amended; (4) Rehabilitation Act of 1973, as implemented by 41 CFR 60-741, as amended; (5) Vietnam Era Veterans Readjustment Act of 1974 as implemented by 41 CFR 60-250, as amended; and (6) Fair Labor Standards Act of 1938, Sections 6, 7, and 12, as amended

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

TENANT:	ZS PHARMA, INC.

By:	/s/ Al Guillem
Name:	Al Guillem, Ph.D.
Title:	President & CEO
Date:	8/9/2013

LANDLORD:	UNIVERSITY OF NORTH TEXAS HEALTH SCIENCE CENTER

By:	/s/ John Harman
Name:	John Harman, MBA, CPA, CGMA, CMPE
Title:	Senior Vice President for Finance and CFO
Date:	8/22/2013

HSC Contract # N-14855a